# ITC HOLDINGS CORP.
# DIRECTOR DEFERRED COMPENSATION PLAN

Effective Date
January 1, 2019

# ITC Holdings Corp. Director Deferred Compensation Plan

## ARTICLE I

*Establishment and Purpose*

ITC Holdings Corp. (the "Company") amends and restates the ITC Holdings Corp. Director Deferred Compensation Plan, originally adopted effective March 1, 2017. This Plan document applies to Compensation deferred under Compensation Deferral Agreements submitted on and after the Effective Date.

The purpose of the Plan is to attract and retain members of the Board of Directors of the Company by providing Participants with an opportunity to defer receipt of a portion of the retainer and other fees received in conjunction with their service on such Board of Directors. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company. The Company shall be solely responsible for payment of the benefits of the participating Directors and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible Directors. Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company's creditors until such amounts are distributed to the Participants.

## ARTICLE II

*Definitions*

2.1 Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of the Company to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms.

2.2 Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3 Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4 Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 5.5 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.5 Board of Directors. Board of Directors means the Board of Directors of the Company.

2.6 Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7 Change in Control. Change in Control means a change in control with respect to the applicable corporation, as defined in 26 CFR section 1.409A-3(i)(5). For purposes of this definition "applicable corporation" means:

(a) The corporation for which the Participant is performing services at the time of the change in control event;

(b) The corporation(s) liable for payment hereunder (but only if either the accrued benefit hereunder is attributable to the performance of service by the Participant for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such benefit is the avoidance of Federal income tax); or

(c) A corporate majority shareholder of one of the corporations described in (a) or (b) above or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (a) or (b) above.

2.8 Claimant. Claimant means a Participant or Beneficiary filing a claim under Article X of this Plan.

2.9 Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10 Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11 Committee. Committee means the separate committee as appointed by the Board of Directors of the Company (or by the appropriate member of such Board of Directors) to administer the Plan.

2.12 Company. Company means ITC Holdings Corp.

2.13 Compensation. Compensation means a Participant's annual cash retainer, committee chair and/or meeting fees paid in conjunction with the Participant's service on the Company's Board of Directors. Compensation excludes (a) any payments from this Plan or another arrangement subject to Code Section 409A, (b) any compensation that is not U.S. source income.

2.14 Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and the Company that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer in accordance with the provisions of Article IV, and (ii) the allocation of such Deferrals among the Participant's Flex Accounts established by the Participant under that Compensation Deferral Agreement or a prior Compensation Deferral Agreement. The Compensation Agreement that establishes an Account will also specify the Payment Schedule for such

Account.

2.15 Deferral. Deferral means a credit to a Participant's Account(s) that records that portion of the Participant's Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.16 Director. Director means a member of the Board of Directors of the Company.

2.17 Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VI.

2.18 Effective Date. Effective Date means January 1, 2019.

2.19 Flex Account. Flex Account means a Separation Account or Specified Date Account established under the terms of a Participant's Compensation Deferral Agreement. Unless the Committee specifies otherwise, a Participant may maintain no more than five (5) Flex Accounts at any one time. Any accounts established prior to the Effective Date are not included in determining the number of Flex Accounts a Participant maintains.

2.20 Participant. Participant means a Director who participates in the Plan in accordance with Article III (or formerly participated in the Plan and has an amount credited to his Account).

2.21 Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.22 Plan. Generally, the term Plan means this "ITC Holdings Corp. Director Deferred Compensation Plan" as documented herein and as may be amended from time to time hereafter.

2.23 Plan Year. Plan Year means January 1 through December 31.

2.24 Separation Account. Separation Account means a Flex Account established by the Committee in accordance with a Participant's Compensation Deferral Agreement to record Deferrals allocated to such Account by the Participant and which are payable upon the Participant's Separation from Service as set forth in Section 5.3

2.25 Separation from Service. Separation from Service means the date the Participant has a termination of employment with the Company as further defined in 26 CFR §1.409A-l (h).

For purposes of determining whether a Separation from Service has occurred, the "employer" means the Company together with all Affiliates, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury

Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in those sections.

2.26 Specified Date Account. Specified Date Account means a Flex Account established by the Committee to record the amounts payable in a future year as specified in the Participant's Compensation Deferral Agreement.

2.27 Unforeseeable Emergency. Unforeseeable Emergency has the meaning set forth in 26 CFR §1.409A-3(i)(3)(i).

2.28 Valuation Date. Valuation Date means each Business Day.

## ARTICLE III
*Eligibility and Participation*

3.1 Eligibility and Participation. A Director becomes a Participant upon first performing services as a Director.

3.2 Duration. If a Participant ceases to be a Director and thereafter resumes such service as a Director, he/she will again become a Participant immediately upon resumption of such status. Deferrals to such Participant's Account(s) thereafter, if any, shall be subject to the following:

(a) If the Participant resumes such status during a period for which such Participant had previously made a valid Deferral election, he/she shall immediately resume such Deferrals. Deferrals applicable to periods thereafter shall be made pursuant to the election and other rules described in the Plan; and

(b) If the Participant resumes Participant status after the period described in the first sentence of paragraph (a), any Deferrals with respect to such Participant shall be made pursuant to a new Deferral election and other rules described in the Plan.

An individual with an Account Balance greater than zero shall be entitled to exercise all of the rights of a Participant with respect to his or her Accounts, including the ability to make investment allocations under Section 6.4 and modification elections under Section 5.10.

## ARTICLE IV
*Deferrals*

4.1 Deferral Elections, Generally.

(a) A Participant may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2.

(b) A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect with respect to such item of Compensation. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(c) Participants may defer up to (100%) of their Compensation for a Plan Year.

4.2 Timing Requirements for Compensation Deferral Agreements.

(a) *Initial Eligibility.* Directors may submit a Compensation Deferral Agreement within 30 days after becoming Participants under Section 3.1 Compensation Deferral Agreements become irrevocable not later than the 30th day.

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable.

(b) *Prior Year Election* Directors may submit a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable not later than the December 31 deadline.

4.3 Allocation of Deferrals. A Compensation Deferral Agreement will specify the allocation of Deferrals among the Participant's Flex Accounts. In the event a Participant's Compensation Deferral Agreement allocates a component of Compensation to a Specified Date Account that commences payment in the year such Compensation is earned, the Compensation Deferral Agreement shall be deemed to allocate the Deferral to the Participant's Specified Date Account having the next earliest payment year. If the Participant has no other Specified Date Accounts, the Committee will allocate the Deferral to the Separation Account having the shortest Payment Schedule.

4.4 Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant's Compensation.

4.5 Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times.

4.6 Cancellation of Deferrals The Committee may cancel a Participant's Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (ii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th

day of the third month following the date the Participant incurs the disability (as defined in this paragraph (ii)).

## ARTICLE V
*Payments from Accounts*

5.1 General Rules. A Participant's Accounts become payable upon the first to occur of the payment events applicable to such Account under (i) Sections 5.2 or 5.3 (as elected) and (ii) Sections 5.4 through 5.7.

Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement that establishes the Account to which such elections apply in accordance with Article IV or in a valid modification election applicable to such Account as described in Section 5.10.

Payment amounts are based on Account Balances as of the last Valuation Date of the month next preceding the month actual payment is made.

5.2 Specified Date Accounts.

*Commencement.* Payment is made or begins in the year designated by the Participant.

*Form of Payment.* Payment will be made in a lump sum, unless the Participant elected to receive annual installments up to 15 years.

The time and form of payment of Specified Date Accounts is unaffected by an earlier Separation from Service described in Section 5.3.

Notwithstanding the foregoing, if a Participant's combined Flex Account Balance as of Separation from Service is not more than $50,000, payment will be made in a single lump sum in the calendar year next following Separation from Service.

5.3 Separation from Service. Upon a Participant's Separation from Service other than as a result of the Participant's death, the Participant is entitled to receive his or her Separation Accounts.

*Commencement.* Separation Accounts commence payment in the calendar year next following the calendar year in which Separation from Service occurs, unless the Participant elected a later year.

*Form of Payment.* Payment will be made in a single lump sum unless the Participant elected to receive a Separation Account in a specified number of annual installments up 15.

Notwithstanding the foregoing, if a Participant's combined Flex Account Balance as of Separation from Service is not more than $50,000, payment will be made in a single lump

sum in the calendar year next following Separation from Service.

5.4 Survivor's Payments. Upon the Participant's death, a Participant's designated Beneficiary will be entitled to receive his or her designated share of the Participant's unpaid Flex Accounts. Payments from the Participant's Flex Accounts that have commenced payment prior death will continue to be paid to the Beneficiary according to the Payment Schedule in effect for each such Account. Payments from the Flex Accounts that have not commenced payment as of the date of death will commence payment to the Beneficiary not later than December 31 of the calendar year next following the year in which the Participant died, irrespective of the payment commencement years described in Sections 5.2, 5.3 and 5.10.

A Payment Schedule elected under Section 5.10 with respect to a Flex Account will be paid only if the election has been on file at least 12 months prior to the Participant's death.

Notwithstanding the foregoing, if a Participant's combined Flex Account Balance as of the Participant's death is not more than $50,000, payment will be made in a single lump sum in the calendar year next following his or her death.

(a) *Designation of Beneficiary in General.* The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant's lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

(b) *No Beneficiary.* If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant's spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant's estate.

5.5 Disability. Upon the occurrence of the Participant's Disability prior to Separation from Service, the Participant is entitled to receive all of his or her unpaid Flex Accounts. The Participant will continue to receive his or her Flex Accounts that have commenced payment prior to the date of Disability according to the Payment Schedule in effect for each such Account. The Participant will commence receiving payment from any Flex Account that has not commenced payment as of the date of Disability in the calendar year next following the year the Participant becomes Disabled, irrespective of the payment commencement years described in Sections 5.2, 5.3 and 5.10.

A Payment Schedule elected under Section 5.10 with respect to a Flex Account will be

paid only if the election has been on file at least 12 months prior to the Participant's Disability.

Notwithstanding the foregoing, if a Participant's combined Flex Account Balance as of the Participant's Disability is not more than $50,000, payment will be made in a single lump sum in the calendar year next following his or her Disability.

5.6 Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

5.7 Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article V, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant's Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.

5.8 Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article V, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. § 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. § 1.409A-2(b)(7).

5.9 Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning in the calendar year set forth in Sections 5.2 through 5.6, as is applicable and will continue to be made in each subsequent calendar year until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last Valuation Date in the month preceding the month of payment and (b) equals the remaining number of installment payments. For purposes of Section 5.10, installment payments will be treated as a single payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VI hereof until the Account is completely distributed.

5.10 Modifications to Payment Schedules. A Participant may modify the Payment Schedule elected by him or her with respect to an Account, consistent with the permissible

Payment Schedules available under the Plan for the applicable payment event, provided such modification complies with the requirements of this Section 5.10.

(a) *Time of Election*. The modification election must be submitted to the Committee not less than 12 months prior to the date payments would have commenced under the Payment Schedule in effect prior to modification (the "Prior Election").

(b) *Date of Payment under Modified Payment Schedule*. The date payments are to commence under a modified Payment Schedule described in Section 5.2 or 5.3 must be no earlier than five years after the date payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence on the fifth anniversary of the date payment would have commenced under the Prior Election. This subsection (b) does not apply to modified Payment Schedules described in Section 5.4 (Survivor's Payments) or Section 5.5 (Disability).

(c) *Irrevocability; Effective Date*. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.

(d) *Effect on Accounts*. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules or payment events of any other Accounts.

## ARTICLE VI
*Valuation of Account Balances; Investments*

6.1 Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Valuation of Accounts shall be performed under procedures approved by the Committee.

6.2 Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant's investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VI ("investment allocation").

6.3 Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

6.4 Investment Allocations. A Participant's investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its

behalf have any obligation to purchase actual securities as a result of a Participant's investment allocation. A Participant's investment allocation shall be used solely for purposes of adjusting the value of a Participant's Account Balances.

A Participant shall specify an investment allocation for each of his or her Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant's investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

6.5 Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

6.6 Valuations Final After 180 Days. The Participant shall have 180 days following the Valuation Date on which the Participant failed to receive the full amount of Earnings and to file a claim under Article X for the correction of such error.

## ARTICLE VII
*Administration*

7.1 Plan Administration. The Committee has the full power and the full responsibility to administer the Plan in all of its details. The Committee's powers and responsibilities include, but are not limited to, the following:

(a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b) To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d) To administer the claims and review procedures specified in Article X;

(e) To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(f) To determine the person or persons to whom such benefits will be paid;

(g) To authorize the payment of benefits;

(h) To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan; and

(i) By written instrument, to allocate and delegate its responsibilities, including the formation of an administrative committee to administer the Plan.

7.2 Withholding. The Company shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

7.3 Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee, its delegees and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

7.4 Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

7.5 Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

## ARTICLE VIII
*Amendment and Termination*

8.1 Amendments. The Board of Directors of the Company or of ITC Holdings Corp. (or the appropriate committee of such board) reserves the authority to amend the Plan in its discretion. Any such amendment notwithstanding, no Participant's Account shall be reduced by such amendment below the amount to which the Participant would have been entitled if he had voluntarily left the employ of the Company immediately prior to the date of the change.

8.2 Termination. The Company shall have no obligation or liability whatsoever to maintain the Plan for any length of time and may terminate the Plan at any time by action of the Board of Directors of the Company or of ITC Holdings Corp. (or the appropriate committee of such board) and written notice delivered to the trustee (if applicable) without any liability hereunder for any such discontinuance or termination. Such termination shall comply with 26 CFR § 1.409A-3(j)(4)(ix) and other applicable guidance.

8.3 Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

## ARTICLE IX
*Informal Funding*

9.1 General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company, or a trust described in this Article IX. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

9.2 Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

## ARTICLE X
*Claims*

10.1 Claims Procedure. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the "Claimant"). Notice of a claim for payments shall be delivered to the Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A, and if not paid, the Participant or Beneficiary must file a claim under this Article X not later than 180 days after such latest date. If the Participant or Beneficiary fails to file a timely claim, the Participant forfeits any amounts to which he or she may have been entitled to receive under the claim.

(a) *In General* Notice of a denial of benefits (other than claims based on disability) will be provided within 90 days of the Committee's receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b) *Disability Benefits* Notice of denial of claims based on disability will be provided within forty-five (45) days of the Committee's receipt of the Claimant's claim for disability benefits. If the Committee determines that it needs additional time to review the disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant's failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c) *Contents of Notice.* If a claim for benefits is completely or partially denied, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). The notice of denial shall set forth the specific reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including the right to appeal the decision and the deadline by which such appeal must be filed.

In the case of a complete or partial denial of a disability benefit claim, the notice shall provide such information and shall be communicated in the manner required under applicable Department of Labor regulations.

10.2 Review Procedure. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the "Appeals Committee"). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered "relevant" if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a) *In General* Appeal of a denied benefits claim (other than a disability benefits claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b) *Disability Benefits* Appeal of a denied disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted in accordance with applicable Department of Labor regulations.

The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information

submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c) *Contents of Notice.* If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). Such notice shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, and (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant's claim.

For the denial of a disability benefit, the notice will also include such additional information and be communicated in the manner required under applicable Department of Labor regulations.

## ARTICLE XI

*General Provisions*

11.1 Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting the Company without the consent of the Participant.

11.2 No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company. The Company makes no representations or warranties as to the tax consequences to a Participant or a Participant's beneficiaries resulting from a deferral of income pursuant to the Plan.

11.3 No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment.

11.4 Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or,

if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

**ITC HOLDINGS CORP.**
**27175 ENERGY WAY**
**ATTN: RETIREMENT BENEFITS BOARD**

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

11.5 Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

11.6 Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

11.7 Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored. If the Committee is unable to locate the Participant or Beneficiary after five years of the date payment is scheduled to be made, provided that a Participant's Account shall not be credited with Earnings following the first anniversary of such date on which payment is to be made and further provided, however, that such benefit shall be reinstated, without further adjustment for interest, if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

11.8 Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

11.9 Governing Law. The laws of the State of the Company's principal place of business shall govern the construction and administration of the Plan.

11.10 Compliance With Code Section 409A; No Guarantee. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although intended to comply with

Code Section 409A, this Plan shall not constitute a guarantee to any Participant or Beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Section 409A. No Employer shall have any legal obligation to a Participant with respect to taxes imposed under Code Section 409A.

**IN WITNESS WHEREOF, the undersigned executed this Plan as of the** 20 **day of** December**, 2018, to be effective as of the Effective Date.**

**ITC HOLDINGS CORP.**

By: Matthew Dills (Print Name)

Its: CHRO (Title)

Matthew A. Dills (Signature)